                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

United Shipping & Technology Restructures Board of Directors

MINNEAPOLIS, MN - August 28, 2001-- United Shipping & Technology, Inc. (US&T,
NASDAQ: USHP), the largest provider of customized, nationwide same-day delivery services in North America, today announced the appointment of Vince Wasik and Alex Paluch to the US&T Board of Directors. In addition, Mr. Wasik has been elected as Chairman of the Board.

Mr. Wasik is a co-founder and Principal of MCG Global, a private equity firm sponsoring leveraged buyout acquisitions and growth capital investments. Mr. Wasik was instrumental in negotiating the recently announced settlement between US&T and Corporate Express, Inc., which eliminated approximately $43 million of balance sheet liabilities for US&T. Mr. Wasik has extensive experience in the transportation industry, having served as Chairman and CEO of National Car Rental System, Inc., President and CEO of Holland America Line, as well as Executive Vice President and Board Member of the Hertz Corporation, where he was responsible for the company's worldwide car rental activities.

Mr. Paluch is a General Partner at East River Ventures Partnership, an investment firm, focused in part, on emerging technology-driven companies. Mr. Paluch has over 20 years of investment and advisory experience in the Information Technology field. For 12 years he served as a General Partner in various Venture Capital Partnerships and has co-founded and managed various international investment and consulting funds. Mr. Paluch is a regular guest lecturer on venture capital investing and entrepreneurship at the Columbia School of Business and at the Yale School of Management.

"We are fortunate to have Vince and Alex as members of the Board of Directors," said Jeff Parell, CEO of US&T. "Each brings a distinct expertise and business perspective. Vince's extensive transportation background and solid understanding of multi branch operations is a perfect fit. I look forward to working with Vince, as he assumes the position of Chairman of the Board. Alex brings with him a sound technology and investment background and is a significant addition. The unique backgrounds of these new members, combined with their strong financial acumen, are a powerful combination. Their involvement will be invaluable as the company continues its drive to profitability."

The Company also announced that Peter Lytle has retired from the Company's Board of Directors in order to devote his energies full time to the Business Development Group, a Minnesota management firm specializing in corporate turn-arounds. Mr. Lytle joined the Company is 1998 and under his direction annual revenues grew from $1 million to $400 million. "We are appreciative of Peter's service to the Company and his leadership on the Board. We are confident he will be successful and wish him well in his future ventures", said Mr. Parell.

         -----------------------------------------------

United Shipping & Technology, through its national brand name Velocity Express, is North America's leading provider of same-day delivery services. The company's integrated delivery services are available throughout the U.S. and Canada and built on a proven technological foundation, making US&T unique in its industry. With a workforce comprised of 9,500 employees and agents in 210 locations, US&T provides a host of customizable delivery services to demanding, blue-chip companies such as Bank of America, Sun Microsystems and Cardinal Health. The company is lead by a seasoned management team of transportation and logistics professional, backed by top-notch active investors and strategic partners such as THLee.Putnam Internet Partners, MCG Global, and TenX Capital Partners. For more information, visit the company's web site at www.u-s-t.com.

Contact:   United Shipping & Technology, Inc.
Wesley C. Fredenburg
(763) 843-7105
wes.fredenburg@u-s-t.com

                                       ###